UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  November 12, 2012

RECOVERY ENERGY, INC.
(Exact name of registrant as specified in its charter)

Nevada	333-152571	74-3231613
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

1515 Wynkoop Street, Suite 200
Denver, CO	80202
(Address of Principal Executive Offices)	(Zip Code)

(303) 951-7920
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02	Results of Operations and Financial Condition.

On November 12, 2012, Recovery Energy, Inc. issued a press release announcing its third quarter 2012 results.

The press release issued November 12, 2012 is furnished herewith as Exhibit No. 99.1 to this Report, and shall not be deemed filed for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective November 15, 2012, Roger A. Parker retired as Chief Executive Officer of Recovery Energy, Inc. (the “Company”), Chairman of the Company’s Board of Directors (the “Board”) and as a director of the Company. Also effective November 15, 2012, the Board has appointed W. Phillip Marcum, who is currently the Lead Director of the Board, as Chief Executive Officer and Chairman, and A. Bradley Gabbard, who is currently the Company’s Chief Financial Officer, as President. Mr. Gabbard will also continue in his role as Chief Financial Officer.

Mr. Marcum, age 68, joined the Board in September 2011 and was appointed the Lead Director in October 2012. He has been a director of Houston Texas-based Key Energy Services (NYSE: KEG) since 1996, and also serves as chairman of the board of ADA-ES, a Denver, Colorado based company.  From January 1991 until April 2007, when he retired, he was chairman of the board, president and chief executive officer of Metretek Technologies, Inc. (now known as PowerSecure International, Inc.), a developer of energy and smart grid solutions for electric utilities, and their commercial, institutional, and industrial customers.

Mr. Gabbard, age 57, became the Company’s Chief Financial Officer in July 2011. He has 35 years’ experience in the management and operations of energy and oil and gas companies. Prior to joining the Company, he served as an officer of Applied Natural Gas Fuels, Inc., serving from September 2009 to May 2010 as vice president – special projects, and from May 2010 through June 2011 as chief financial officer. From April 2007 through September 2009, Mr. Gabbard provided management and financial consulting services to companies involved in the oil and gas and energy related businesses. From 1991 to April 2007, Mr. Gabbard co-founded and served as chief financial officer, executive vice president and a director of Metretek Technologies, Inc. Mr. Gabbard also serves as a member of the board of directors of ADA-ES.

Item 7.01	Regulation FD Disclosure.

On November 15, 2012, the Company issued a press release announcing its entry into a definitive purchase and sale agreement with a private company to grant a four-year lease for the deep drilling rights on approximately 6,300 net acres of undeveloped leasehold acreage in the DJ Basin for total consideration of $1.5 million (the “DJ Lease Agreement”). There is no material relationship between the Company or its affiliates and the other party to the DJ Lease Agreement, other than in respect of the agreement. The DJ Lease Agreement allows Recovery Energy to retain all its rights to all horizons at or above the base of the Cretaceous Muddy “J” sand formation and is subject to completion of due diligence by the buyer. Closing is expected to occur on or prior to December 21, 2012, with approximately half of the proceeds to be applied as principal payment on the Company’s secured debt. The press release is furnished as Exhibit 99.2.

On November 15, 2012, the Company issued a press release announcing the appointment of Mr. Marcum as Chief Executive Officer and Chairman, and the appointment of Mr. Gabbard as President. These appointments immediately followed the resignation of Mr. Parker as Chief Executive Officer, Chairman and director of the Company. The press release is furnished as Exhibit 99.3.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
99.1	Recovery Energy, Inc. Earnings Press Release, dated November 12, 2012.

99.2	Recovery Energy, Inc. Press Release related to DJ Lease Agreement, dated November 15, 2012.

99.3	Recovery Energy, Inc. Press Release related to Executive Appointments/Resignations, dated November 15, 2012.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 14, 2012	RECOVERY ENERGY, INC.

By: /s/ A. Bradley Gabbard
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
99.1	Recovery Energy, Inc. Earnings Press Release, dated November 12, 2012.

99.2	Recovery Energy, Inc. Press Release related to DJ Lease Agreement, dated November 15, 2012.

99.3	Recovery Energy, Inc. Press Release related to Executive Appointments/Resignations, dated November 15, 2012.